Exhibit 99.(2)(p)

Execution Copy

CALAMOS AKSIA ALTERNATIVE CREDIT AND INCOME FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 24th day of January 2023 by and between Calamos Aksia Alternative Credit and Income Fund, a Delaware statutory trust (the “Fund”), and Calamos Aksia Advisors LLC (the “Subscriber”).

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 10,000 shares of beneficial interest (the “Shares”) for a purchase price of $10.00 per share.

NOW THEREFORE, IT IS AGREED:

1.	The Subscriber subscribes for and agrees to purchase from the Fund 10,000 Shares for a purchase price of $10.00 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Fund.

2.	The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents and warrants that it has no present intention of selling or redeeming the Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors, and assigns of the parties hereto.

5.	This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Fund.

[The remainder of this page has been internationally left blank. The signature page follows.]

Execution Copy

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

CALAMOS AKSIA ALTERNATIVE CREDIT AND INCOME FUND

By:	/s/ Dan Dufresne
Name:	Dan Dufresne
Title:	President

CALAMOS AKSIA ADVISORS LLC

By:	/s/ Tom Herman
Name:	Tom Herman
Title:	President

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